Exhibit 5.01

July 10, 2026

YPF Energía Eléctrica S.A.

Re: YPF Energía Eléctrica S.A. - Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as special Argentine counsel to YPF Energía Eléctrica S.A. (the “Company”), a corporation (sociedad anónima) organized under the laws of the Republic of Argentina, and the Selling Shareholder (as defined below), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended, of a Registration Statement on Form F-1 (File No. 333- ) (as amended to the date hereof, the “Registration Statement”) for the offering by the selling shareholder named therein (the “Selling Shareholder”) of existing Class B Shares (the “Class B Shares”). The Class B Shares may be (i) deposited pursuant to a Deposit Agreement among the Company, The Bank of New York Mellon, as depositary (the “Depositary”) and the holders and beneficial owners from time to time of ADSs representing the Class B Shares, and (ii) delivered in the form of ADSs. Each ADS represents Class B Shares. Terms not defined herein shall have the meaning ascribed to them in the Registration Statement.

In such capacity, we have examined the Registration Statement, the by-laws of the Company, as amended, the shareholders’ meeting minute dated June 23, 2026, the board of directors’ meeting minutes dated June 23, 2026, (collectively, the “Resolutions”) and such other documents as we have considered necessary for the purpose of giving this opinion.

In giving this opinion we have assumed that:

(i)	all documents submitted to us as facsimile or copy or specimen documents conform to their originals;

(ii)	the signatures on the originals, certified copies or copies of all documents submitted to us are genuine;

(iii)	that signatures, stamps and seals on all documents examined by us (whether original documents or copies of such documents) are genuine;

(iv)	all documents submitted to us as originals are authentic;

Ing. Enrique Butty 275, 12 - (C1001AFA) Ciudad de Buenos Aires, Argentina. Tel: (+5411) 5171-2300 www.bruchou.com

(v)

the truth and accuracy of the representations and all matters of fact set forth in all relevant documents furnished to us by the Company, its subsidiaries and their officers and directors (but not any legal conclusion to the extent we express an opinion with respect thereto);

(vi)	that no amendment have been or will be made to the Resolutions and such Resolutions remain true, complete, accurate and in full force and effect;

(vii)

that no agreement, document or obligation to or by which the Company (or it assets) is a party or bound and no injunction or other court order against or affecting the Company would be breached of infringed by the matters contemplated by the performance of the actions to be carried out pursuant to the Resolutions;

(viii)

that all consents, licenses, approvals, authorizations, notices, waivers, filings and registrations that are necessary under any applicable law or regulation in order to permit the performance of the actions to be carried out pursuant to the Resolution have been or will be duly made or obtained and are, or will be, in full force and effect;

(ix)

that no petition has been presented to, or order made by, a court or other governmental authority for the winding-up, composition proceedings, liquidation, dissolution or bankruptcy of the Company or any of its subsidiaries;

(x)	that there are no facts or circumstances or matters or documents which may be material to the opinion set out herein which, notwithstanding our reasonable inquiry, have not been disclosed to us; and

(xi)	that all documents have been validly authorized, executed and delivered by all of the parties thereto (other than the Company and the Selling Shareholder).

We have not made any investigation of the laws of any jurisdiction outside Argentina and this opinion is given solely in respect of the laws of Argentina, as of the date hereof and not in respect of any other law. In particular, we have made no independent investigation of the laws of the State of New York or of any other jurisdiction as a basis for the opinions stated herein and do not express or imply any opinion on such laws.

Ing. Enrique Butty 275, 12 - (C1001AFA) Ciudad de Buenos Aires, Argentina. Tel: (+5411) 5171-2300 www.bruchou.com

Based on the above assumptions, we are of the opinion that:

1. The Company is a corporation (sociedad anónima) duly organized and validly existing as a corporation in good standing under the laws of Argentina; and

2. The Class B Shares to be sold by the Selling Shareholder are validly issued, fully paid and non-assessable.

This opinion is limited to the matters expressly stated herein and does not extend to, and is not to be read as extended by implication to, any other matter.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the captions “Legal Matters” and “Enforceability of Civil Liabilities” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended.

Sincerely yours,

/s/ Bruchou & Funes de Rioja
José María Bazán
Bruchou & Funes de Rioja

Ing. Enrique Butty 275, 12 - (C1001AFA) Ciudad de Buenos Aires, Argentina. Tel: (+5411) 5171-2300 www.bruchou.com